OPINION OF RUSKIN MOSCOU FALTISCHEK, P.C.

August 7, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: CVD EQUIPMENT CORPORATION – REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

We have acted as counsel to CVD Equipment Corporation, a New York corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1, as amended (Registration No. 333-144346) (the “Registration Statement”) with respect to 2,875,000 shares (the “Shares”) of its common stock, $.01 par value per share (“Common Stock”), (i) 2,500,000 of which are to be issued and sold by the Company (the “Company’s Common Stock) and (ii) 375,000 of which are to be sold by certain selling shareholders (the “Selling Shareholders”) upon exercise of an over-allotment option (the “Over Allotment Shares”) granted to the underwriter by the Selling Shareholders, and certain matters relating thereto.

As counsel to the Company, we have examined such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, examination of the Registration Statement and the Certificate of Incorporation and Bylaws of the Company, including all amendments thereto. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Company’s Common Stock when sold, will be duly authorized, validly issued, fully-paid and non-assessable, and (ii) the Selling Shareholders’ Over Allotment Shares have been duly authorized, validly issued, fully-paid and non-assessable.

The opinion set forth above represent our conclusion as to the application of the Business Corporation Law of the State of New York (exclusive of the securities or “blue sky” laws of any state, about which we express no opinion), and federal laws to the instant matter. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters, or opinions set forth herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Act, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

/s/Ruskin Moscou Faltisheck, P.C.

RUSKIN MOSCOU FALTISCHEK, P.C.